BURLINGTON RESOURCES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  EXHIBIT 12.1
                                   (UNAUDITED)

                                                                             NINE MONTHS
                                                                       --------------------
                                                                        1997          1996
                                                                       ------        ------
                                                                           (In Millions,
                                                                       Except Ratio Amounts)
Earnings

    Income Before Income Taxes .....................................   $ 309         $ 166

    Add
       Interest and fixed charges ..................................      84            85
       Portion of rent under long-term operating
          leases representative of an interest factor ..............       4             4
                                                                       -----         -----
    Total Earnings Available for Fixed Charges .....................   $ 397         $ 255
                                                                       =====         =====

Fixed Charges

    Interest and fixed charges .....................................   $  84         $  85
    Portion of rent under long-term operating
       leases representative of an interest factor .................       4             4
    Capitalized interest ...........................................       3             2
                                                                      ------         -----
    Total Fixed Charges ............................................  $   91         $  91
                                                                      ======         =====

Ratio of Earnings to Fixed Charges .................................    4.36 x        2.80 x
                                                                      ======         =====

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